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                                                                    EXHIBIT 23.3



                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
DTI Technologies, Inc.

We consent to the use of our report included herein and to the reference to our firm under the heading "Experts" in the Prospectus.


Our report contains an explanatory paragraph that states that the Company has a net working capital deficiency that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                          /s/KPMG Peat Marwick LLP


Boston, Massachusetts
January 8, 1998